SPECIAL MEETING OF SHAREHOLDER

                                       OF

                  PRINCIPAL PARTNERS LARGECAP BLEND FUND, INC.


          680 8th Street, Des Moines, Iowa December 22, 2000 9:00 a.m.


         A special meeting of the shareholder of Principal Partners LargeCap Blend Fund, Inc. (the "Corporation") was held at 680 8th Street, Des Moines, Iowa at 9:00 a.m. on December 22, 2000.

     The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was A. S. Filean.

         The Secretary reported that the only shareholder of the Corporation was Principal Life Insurance Company, the owner of 100% of the Class A Common Stock, 100% of the Class B Common Stock and 100% of the Class C Common Stock, that all such shares were represented by proxies held by Mr. Filean and that a quorum was present.

         The Chairman directed that the proxies be appended to the minutes of this meeting.

         The Chairman then stated that it would be in order to elect directors of the Corporation. Thereupon, Mr. Filean stated that on behalf of Principal Life Insurance Company he proposed to nominate and elect a slate of directors. Thereupon, the following resolution was duly adopted:

         "BE IT RESOLVED, That the following eight persons be, and they hereby are, elected to serve as directors of this Corporation until the next meeting of shareholders or until their respective successors are elected and qualified:

                  John E. Aschenbrenner                   Richard W. Gilbert
                  James D. Davis                          J. Barry Griswell
                  Ralph C. Eucher                         William C. Kimball
                  Pamela A. Ferguson                      Barbara A. Lukavsky

         The Chairman stated that it would be in order to consider ratification and approval of the Management Agreement between the Corporation and Principal Management Corporation in the form approved by the Corporation's Board of Directors. A copy of said agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the Management Agreement between the Corporation and Principal Management Corporation, which was approved by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated that it would be appropriate to consider ratification and approval of the Sub-Advisory Agreement between Principal Management Corporation and Federated Investment Management Company in the form approved by the Corporation's Board of Directors. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the Sub-Advisory Agreement between Principal Management Corporation and Federated Investment Management Company which was approved by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of the Distribution and Shareholder Service Plan and Agreement for Class A shares in the form adopted by the Corporation's Board of Directors pursuant to Rule 12b-1 of the Investment Company Act of 1940. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding Class A shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the Distribution and Shareholder Servicing Plan and Agreement for Class A Shares, which was adopted by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of the Distribution and Shareholder Service Plan and Agreement for Class B shares in the form adopted by the Corporation's Board of Directors pursuant to Rule 12b-1 of the Investment Company Act of 1940. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding Class B shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the Distribution and Shareholder Servicing Plan and Agreement for Class B Shares, which was adopted by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of the Distribution and Shareholder Service Plan and Agreement for Class C shares in the form adopted by the Corporation's Board of Directors pursuant to Rule 12b-1 of the Investment Company Act of 1940. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding Class C shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the Distribution and Shareholder Servicing Plan and Agreement for Class C Shares, which was adopted by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of Principal Management Corporation's ultimate responsibility for the oversight of the Sub-Advisor which includes the ability to act pursuant to the Sub-Advisory Agreement without approval by a majority of the outstanding voting securities of the Corporation. It was further noted that this authority to act is conditioned on the Fund furnishing to shareholders of record, within 90 days of employment of a new Sub-Advisor or any other material change to a Sub-Advisory Agreement, an information statement satisfying the requirements of Regulation 14c and Schedule 14c under the Securities Exchange Act of 1934 and of
Schedule 14a under that Act. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock:

         "BE IT RESOLVED, That Principal Management Corporation has the ultimate responsibility to oversee Sub-Advisor activity which includes the ability to act pursuant to the Sub-Advisory Agreement without approval by a majority of the outstanding voting securities of the Fund."

         The Chairman then informed the meeting that the Corporation's Board of Directors had selected Ernst & Young LLP as the independent public auditors for the Corporation. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the Corporation:

         "BE IT RESOLVED, That the selection by the Board of Directors, including a majority of the non-interested Directors thereof, of the firm of Ernst & Young LLP as the independent public auditors for the Corporation for the year ending October 31, 2001 be, and it hereby is, ratified and approved, subject to the right of the Corporation, by vote of a majority of the Corporation's outstanding voting securities at any meeting called for the purpose, to terminate such employment forthwith without any penalty."

         There being no further business, the meeting was adjourned.




Secretary of the Meeting